Exhibit 99.1
Permian Basin Royalty Trust

News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES FEBRUARY CASH DISTRIBUTION
     DALLAS, Texas, February 19, 2008 — U.S. Trust, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.193032 per unit, payable on March 14, 2008, to unit holders of record on February 29, 2008.
     This month’s distribution increased due to increased oil and gas production in the Waddell Ranch properties and slightly higher gas prices. This would primarily reflect production for the month of December.
     The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 69,648 bbls and 373,556 mcf. The average price for oil was $86.17 per bbl and for gas was $9.36 per mcf. Capital expenditures were approximately $39,351. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil		Oil	Gas
	(Bbls)	Gas (Mcf)	(per Bbl)	(per Mcf)
Current Month	69,648	373,556	$86.17	$9.36

Prior Month	67,351	338,758	$89.03	$9.23
     The 2007 tax information packets are expected to begin mailing mailed directly to unitholders in early, and through, mid-March. A copy of the 2007 Tax Information booklet will be posted on the Trust website by March 7th.
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Trustee
Toll Free — 877 .228.5085